Exhibit 99.1

           Logility Reports First Quarter of Fiscal Year 2005 Results

                        License Fee Revenue Increases 27%

    ATLANTA, Aug. 18 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the first quarter of fiscal year 2005.
    The first quarter total revenues were $5.4 million, including software license fees of $1.4 million, compared to total revenues of $5.4 million and $1.1 million of software license fees in the same period last year. Services and other revenues were $1.3 million, compared to $1.5 million in the same period last year. Maintenance revenues were $2.8 million for both periods. For the first quarter, the Company reported operating income of $266,000 compared to operating income of $324,000 for the same quarter last year and net income of $377,000 or earnings per share (diluted) of $0.03, compared to a net income of $370,000 or earnings per share (diluted) of $0.03 for the same quarter in the prior year.
    The overall financial condition of the Company remains strong with cash and investments of approximately $31.5 million. The Company's cash and investment position increased approximately $4.9 million compared to July 31, 2003.
    "We are pleased with our ability to grow license revenues by 27% during the quarter when compared to the same period last year," said J. Michael Edenfield, Logility president and Chief Executive Officer. "Logility's strong balance sheet, which included cash and investments of approximately
$31.5 million at the close of the quarter, reinforces our ability to provide long-term support and innovation for our customers."
    "Logility offers a wide range of supply chain applications targeted at the specific needs of distribution-intensive manufacturing, wholesale and retail organizations seeking to drive out costs and boost revenues. Our goal is to provide our customers faster access to better information about supply chain performance, future plans and corrective measures to increase their customer service while reducing inventory investments," continued Edenfield.

    Highlights for the first quarter and fiscal year 2005 include:

    Customers
     - Notable new and existing customers placing orders with Logility during the quarter include: Broyhill Furniture Industries, Cytec Industries, Dow Chemical, Rheem Air Conditioning, Robert Horne Paper, Trelleborg Wheel Systems and Tyco Adhesives.
     - Komatsu Europe International (KEISA), a worldwide leader in the field of construction and mining equipment, announced its implementation of Logility Voyager Solutions(TM) to improve forecasting accuracy, centralize supply chain planning and maintain consistent customer service levels across its distribution network. Logility is a key component in KEISA's efforts to continuously improve supply chain efficiencies, and has contributed to an inventory reduction of four million euros (5.8 million $US).
     - ProcureNet, a provider of mission critical purchasing, distribution, and materials management services to government and commercial customers, announced its selection of Logility Voyager Solutions to improve customer service through better forecast accuracy, reduced inventory levels and increase inventory turns.
     - A. O. Smith Water Products Company extended its deployment of Logility Voyager Solutions to include collaboration for better internal and external communications and planning for optimizing inventory based on accurate forecasts and lead times.
     - Logility announced that Intertape Polymer Group Inc., a recognized leader in the development and manufacture of specialized polyolefin plastic and paper packaging products, selected Logility Voyager Solutions to enable collaborative planning and forecasting for improved supply chain performance.
     - Rheem Manufacturing's Air Conditioning Division, one of North America's leading producers of premium heating and cooling equipment, selected Logility Voyager Solutions to gain improved visibility of demand and inventory, reduce costs and increase customer service levels for service parts and finished goods. Rheem has used Logility Voyager WarehousePRO(R) in its parts operation to optimize receiving, picking, shipping and cross-docking functions since 2001.

    Products and Technology
     - Inbound Logistics magazine selected Logility as a 2004 Top 100 Logistics IT Provider for the seventh time, and Supply & Demand Chain Executive magazine named Logility to its third-annual listing of the "Supply & Demand Chain Executive 100."
     - Logility announced the enhancement of Logility Voyager Solutions to further address the special requirements of the service parts industry, including gaining visibility of future customer demand; dynamically managing time-phased inventory and replenishment requirements; and optimizing distribution and inventory deployment to cost-effectively service customers. The company estimates that manufacturers, distributors and utility companies worldwide are using Logility supply chain planning, warehouse and transportation management solutions to impact $53 billion in service parts revenue and optimize inventory investments valued at $8 billion.
     - Logility demonstrated its integrated transportation and warehouse management at the 2004 DC Expo conference, May 18-20, in Chicago, IL. Logility introduced the availability of the integration in 2002, and was one of the first supply chain solution companies to market a fully integrated transportation and warehouse management solution. Logility Voyager Transportation Planning & Management(TM) can help companies save time and labor costs by automating shipment planning, shipment execution and freight accounting. Logility Voyager WarehousePRO(R) helps increase shipping and inventory accuracy by optimizing the flow of materials and information through distribution centers, and helps to cut operating costs while improving productivity, order fill rates, space utilization and customer service. Used collectively, these Logility products make it possible for companies to increase control of the complete order fulfillment cycle as they move goods from production to distribution and on to their final destination.

    About Logility
    Logility is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions enable networks of trading partners including suppliers, manufacturers, distributors and retailers to collaborate, integrate and synchronize their planning, production, warehouse and transportation operations. Logility customers have realized substantial bottom-line results in record time. Logility is proud to serve such customers as Bissell, ConAgra, Huhtamaki UK, Katun Corporation, McCain Foods, Mill's Pride, Pernod Ricard, Rand McNally, Sigma Aldrich, VF Corporation and xpedx. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com .

    Forward Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777.
FAX: (404) 264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com .

    Logility Voyager Solutions is a trademark of Logility. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.


                                 LOGILITY, INC.
                            Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                 First Quarter Ended
                                                      July 31,
                                                                      Pct
                                            2004         2003         Chg.
    Revenues:
       License                                $1,414       $1,111        27%
       Services & other                        1,260        1,454       (13%)
       Maintenance                             2,757        2,797        (1%)
          Total Revenues                       5,431        5,362         1%

    Cost of Revenues:
       License                                   860          956       (10%)
       Services & other                          662          700        (5%)
       Maintenance                               440          443        (1%)
          Total Cost of Revenues               1,962        2,099        (7%)
    Gross Margin                               3,469        3,263         6%
    Operating expenses:
       Research and development                1,331        1,365        (2%)
       Less: capitalized development            (670)        (802)      (16%)
       Sales and marketing                     1,857        1,621        15%
       General and administrative                685          755        (9%)

          Total operating expenses             3,203        2,939         9%
    Operating income                             266          324       (18%)
       Other income                              111           46       141%
    Income before income taxes                   377          370         2%
         Income taxes                             -            -         -
    Net Income                                  $377         $370         2%
    Earnings per common share - Basic          $0.03        $0.03         0%
    Earnings per common share - Diluted        $0.03        $0.03         0%

    Weighted average common shares
          Basic                               13,092       13,134
          Diluted                             13,298       13,319

    nm- not meaningful


                   Balance Sheet Information
                        (in thousands)
                          (Unaudited)
                                                           July 31,
                                                  2004              2003
    Cash and Investments                           $31,476           $26,543
    Accounts Receivable:
       Billed                                        1,542             3,654
       Unbilled                                      1,476             1,977
    Total Accounts Receivable, net                   3,018             5,631
    Prepaids & Other Current Assets                    424               338
    Non-current Assets                               7,011             8,102
         Total Assets                              $41,929           $40,614

    Accounts Payable                                  $161              $108
    Other Current Liabilities                        3,718             3,714
    Deferred Revenues                                5,564             5,707
    Shareholders' Equity                            32,486            31,085
         Total Liabilities &
          Shareholders' Equity                     $41,929           $40,614

SOURCE  Logility, Inc.
    -0-                             08/18/2004
    /CONTACT: Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477/
    /Company News On-Call:  http://www.prnewswire.com/comp/120967.html /
    /Web site:  http://www.logility.com /
    (LGTY AMSWA)

CO:  Logility, Inc.; American Software, Inc.
ST:  Georgia
IN:  CPR MLM STW NET
SU:  ERN